Exhibit (e)(2)

SCHEDULE A

List of Funds

iShares AAA CLO Active ETF (f/k/a BlackRock AAA CLO ETF)

iShares Flexible Income Active ETF (f/k/a BlackRock Flexible Income ETF)

iShares Floating Rate Loan Active ETF (f/k/a BlackRock Floating Rate Loan ETF)

iShares High Yield Active ETF (f/k/a BlackRock High Yield ETF)

iShares High Yield Muni Active ETF

iShares High Yield Muni Income Active ETF (f/k/a BlackRock High Yield Muni Income Bond ETF)

iShares Intermediate Muni Income Active ETF (f/k/a BlackRock Intermediate Muni Income Bond ETF)

iShares Large Cap Deep Buffer ETF

iShares Large Cap Moderate Buffer ETF

iShares Short-Term California Muni Active ETF (f/k/a BlackRock Short-Term California Muni Bond ETF)

iShares Total Return Active ETF (f/k/a BlackRock Total Return ETF)

Amended October 20, 2024